EXHIBIT 16.1


KPMG Peat Marwick, LLP
One Insignia Financial Plaza
P O box 10529
Greenville, SC  29603



Securities and Exchange Commission
Washington, DC  20549


December, 22, 1998

Ladies and Gentlemen:

We were previously principal accountants for The Thaxton Group, Inc. and subsidiaries (the Company), and under the date of March 25, 1998, we reported on the consolidated financial statements of The Company as of and for the years ended December 31, 1997 and 1996. On December 14, 1998, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated December 14, 1998, and we agree with such statements except that we are not in a position to agree or disagree with the Company's statement that the determination to change the Company's principal accounting firm was approved by unanimous consent of the Board of Directors or that the Company's Audit Committee recommended the change of principal accountants to the Board of Directors.


Very truly yours,


/s/  KPMG Peat Marwick, LLP